NEWS RELEASE

For Release on January 28, 2005	Contact: Mark H. Cosmez II
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Third Quarter FY 2005 Results

     San Ramon, CA – Giga-tronics Incorporated (NASDAQ:GIGA) reported today a net profit from continuing operations of $161,000 or $0.04 per fully diluted share for the quarter ending December 25, 2004. This compares with a net loss of $1,084,000 or $0.23 per fully diluted share for the same period a year ago. For the nine month period ending December 25, 2004 profit from continuing operations was $623,000 or $0.13 per fully diluted share compared to a loss of $2,717,000 or $0.58 per fully diluted share for the same period a year ago.

     For the three month period ended December 25, 2004, net profit including discontinued operations was $28,000 or $0.01 per fully diluted share. This compares with the net loss of $994,000 or $0.21 per fully diluted share for the same period a year ago. Net profit for the nine months ending December 25, 2004, including discontinued operations, was $409,000 or $0.09 per fully diluted share compared with a net loss of $5,109,000 or $1.09 per fully diluted share for the same period last year.

     Net sales from continuing operations increased 34% to $5,130,000 in the third quarter of fiscal 2005 versus $3,822,000 in the third quarter of fiscal 2004.

     Orders booked for the third quarter of fiscal 2005 were $4,032,000 as compared to $5,151,000 for the third quarter of fiscal 2004. Book to bill ratio is .79 versus 1.35 for the same period a year ago. Backlog at quarter end was $8.9 million (approximately $7.0 million is shippable within one year) as compared to $14.4 million (approximately $6.4 million shippable within one year) at the end of the third quarter of the prior year.

     Cash and cash equivalents at December 25, 2004 were $2,685,000 compared to $2,214,000 as of September 25, 2004.

     Giga-tronics will host a conference call today at 4:30 PM ET to discuss the first quarter results. To participate in the call, dial 612-332-0923. The call will also be broadcast over the internet at www.gigatronics.com under “Corporate Info/Investor Relations”. The conference call discussion reflects management’s views as of January 28, 2005 only.

     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.

     Giga-tronics is a publicly held Company, traded on the NASDAQ Small Cap Market under the symbol “GIGA”.

     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control, civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type, the involvement of the United Sates in war or other hostilities, restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends, the ability to collect receivables, and other risks and unforeseen events. For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 27, 2004 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	December 25, 2004	March 27, 2004
(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,685	$2,752
Notes receivable	82	253
Trade accounts receivable, net	2,826	1,959
Inventories	6,834	6,920
Prepaid expenses	191	271

Total current assets	12,618	12,155
Property and equipment, net	761	1,251
Other assets	117	327

Total assets	$13,496	$13,733

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$1,045	$1,686
Accrued commissions	305	293
Accrued payroll and benefits	805	889
Accrued warranty	474	548
Customer advances	391	58
Obligations under capital lease	—	10
Other current liabilities	544	674

Total current liabilities	3,564	4,158
Deferred rent	327	379

Total liabilities	3,891	4,537

Shareholders’ equity
Preferred stock of no par value;
Authorized 1,000,000 shares; no shares outstanding at December 25, 2004 and March 27, 2004	—	—
Common stock of no par value;
Authorized 40,000,000 shares; 4,724,896 shares at December 25, 2004 and 4,724,896 shares at March 27, 2004 issued and outstanding	12,752	12,752
Accumulated deficit	(3,147)	(3,556)

Total shareholders’ equity	9,605	9,196

Total liabilities and shareholders’ equity	$13,496	$13,733

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
(In thousands except per share data)	December 25, 2004	December 27, 2003	December 25, 2004	December 27, 2003
(Unaudited)
Net sales	$5,130	$3,822	$16,209	14,196
Cost of sales	2,755	2,732	8,934	9,828

Gross profit	2,375	1,090	7,275	4,368
Product development	812	961	2,465	2,814
Selling, general and administrative	1,398	1,209	4,182	4,273

Operating expenses	2,210	2,170	6,647	7,087
Operating income (loss)	165	(1,080)	628	(2,719)
Other expense	(2)	(4)	(2)	(4)
Interest (expense) income, net	(2)	—	1	10

Income (loss) from continuing operations before income taxes	161	(1,084)	627	(2,713)
Provision for income taxes	—	—	4	4

Income (loss) from continuing operations	161	(1,084)	623	(2,717)
(Loss) income on discontinued operations, net of income taxes	(133)	90	(214)	(2,392)

Net income (loss)	$28	$(994)	$409	$(5,109)

Basic net income (loss) per share:
From continuing operations	$0.04	$(0.23)	$0.13	$(0.58)
On discontinued operations	(0.03)	0.02	(0.04)	(0.51)

Basic net income (loss) per share	$0.01	$(0.21)	$0.09	$(1.09)

Diluted net income (loss) per share:
From continuing operations	$0.04	$(0.23)	$0.13	$(0.58)
On discontinued operations	(0.03)	0.02	(0.04)	(0.51)

Diluted net income (loss) per share	$0.01	$(0.21)	$0.09	$(1.09)

Shares used in per share calculation:
Basic	4,725	4,708	4,725	4,699
Dilutive	4,734	4,708	4,734	4,699